UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2014 (September 29, 2014)

iPayment Holdings, Inc.

iPayment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

333-177233-19 000-50280	20-4777880 62-1847043
(Commission File Number)	(IRS Employer Identification No.)

Delaware Delaware
(State or Other Jurisdiction of Incorporation)

Tower 56, 126 East 56th Street 33rd Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 802-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Exchange Offer Support Agreement

On September 29, 2014, iPayment Holdings, Inc. (“Holdco”) and its subsidiary iPayment, Inc. (“Opco” and, together with Holdco, the “Companies”) entered into an Exchange Offer Support Agreement (the “Exchange Offer Support Agreement”) with certain holders (the “Supporting Opco Noteholders”) of Opco’s outstanding 10.25% Senior Notes due 2018 (the “Opco Notes”), who together hold approximately 70.7% of the aggregate principal amount of the Opco Notes, and certain holders (the “Supporting Holdco Noteholders” and, together with the Supporting Opco Noteholders, the “Supporting Noteholders”) of its outstanding 15.00%/15.00% Senior Notes due 2018 (the “Holdco Notes” and, together with the Opco Notes, the “Existing Notes”), who together hold approximately 91.2% of the aggregate principal amount of the Holdco Notes.

Pursuant to the Exchange Offer Support Agreement, Opco has agreed to commence an exchange offer to eligible holders of the outstanding Opco Notes to exchange their Opco Notes (the “Opco Notes Exchange Offer”) for a combination of Holdco common stock (the “Common Stock”) and new Senior Secured Notes due 2019, bearing interest at an annual rate of 8.5% (the “New Notes”). Participating holders of the Opco Notes will receive their pro rata share of (i) $285 million aggregate principal amount of New Notes and (ii) 61.5% of the Common Stock to be issued and outstanding following the completion of the Exchange Offers. In addition, Holdco has agreed to commence an exchange offer to eligible holders of the outstanding Holdco Notes to exchange their Holdco Notes (the “Holdco Notes Exchange Offer” and, together with the Opco Notes Exchange Offer, the “Exchange Offers”) for a combination of Common Stock, warrants to purchase Common Stock (the “Warrants”), and New Notes. Participating holders of the Holdco Notes will receive their pro rata share of (i) $30 million aggregate principal amount of New Notes, (ii) 18.5% of the Common Stock to be issued and outstanding following the completion of the Exchange Offers, and (iii) Warrants. Upon the consummation of the Exchange Offers, holders of the Opco Notes will be paid all accrued and unpaid interest on their Opco Notes and holders of the Holdco Notes will be paid the cash portion of all accrued and unpaid interest on their Holdco Notes, in each case through the closing date of the Exchange Offers. In connection with the Exchange Offers, Holdco will also issue Warrants to the existing holders of Common Stock (the “Existing Equity Holders”). The Exchange Offers are being made, and the New Notes, the Common Stock and the Warrants are being offered and issued, only to qualified institutional buyers as defined in Rule 144A and accredited investors as defined in 506 Regulation D, under the Securities Act of 1933, as amended (the “Securities Act”).

In order to participate in the Exchange Offers, holders of the Existing Notes will be required to provide their consent to the related consent solicitation that will separately amend the indentures governing the Holdco Notes and the Opco Notes (together, the “Proposed Amendments”). The Proposed Amendments will eliminate substantially all of the covenants and related events of default and other related provisions contained in the indentures governing the Holdco Notes and the Opco Notes.

Certain Covenants

Pursuant to the Exchange Offer Support Agreement, the Supporting Noteholders have agreed to, among other things, support and use commercially reasonable efforts to consummate the Exchange Offers, including by tendering their Existing Notes into the applicable Exchange Offer and delivering their consents to the Proposed Amendments.

Pursuant to the Exchange Offer Support Agreement, the Companies have agreed to, among other things:

•	implement the Exchange Offers and use commercially reasonable efforts to consummate the transactions contemplated thereby, including the consummation of the Proposed Amendments and the Bank Amendment (defined below) and the issuance of the exchange consideration for both Exchange Offers; and

•	amend (the “Bank Amendment”) the Credit Agreement, dated May 6, 2011, governing Opco’s existing senior secured credit facility (as amended from time to time, the “Credit Agreement”), in order to, among other things, amend (i) certain financial covenants and (ii) certain other covenants and defined terms to permit the Exchange Offers and to reflect the ownership structure that will result from the Exchange Offers.

Conditions to the Exchange Offers

The closing of the transactions contemplated by the Exchange Offer Support Agreement, including the Exchange Offers, and each party’s obligations in connection therewith will be subject to satisfaction (or waiver) of certain conditions, as set forth in the Exchange Offer Support Agreement, including the following conditions:

•	receipt of valid tenders of Holdco Notes (and consents to the applicable Proposed Amendments) from holders of at least 95% of the aggregate principal amount of the Holdco Notes outstanding;

•	receipt of valid tenders of Opco Notes (and consents to the applicable Proposed Amendments) from holders of at least 95% of the aggregate principal amount of the Opco Notes outstanding; and

•	execution of the Bank Amendment on such terms as are set forth in the Exchange Offer Support Agreement.

Termination of the Exchange Offer Support Agreement

The Exchange Offer Support Agreement may be terminated by the Supporting Noteholders and/or the Company upon the occurrence of certain events set forth in the Exchange Offer Support Agreement, including if the Exchange Offers are not completed on or before December 31, 2014.

Certain Other Agreements

In addition, under the terms of the Exchange Offer Support Agreement, the Supporting Noteholders, the Existing Equity Holders and Holdco have agreed to enter into an Investor Rights Agreement (the “Investor Rights Agreement”) to be effective upon completion of the Exchange Offers. The Investor Rights Agreement will set forth the voting rights of certain holders of Common Stock with respect to the election of Holdco’s board of directors and will provide for certain rights and restrictions relating to the transfer of Common Stock. The Investor Rights Agreement will also include limited registration rights that will permit holders of the Common Stock to cause Holdco to register their shares of Common Stock for resale in connection with or subsequent to an initial public offering under certain circumstances and subject to certain conditions. The Investor Rights Agreement will provide certain minority holders of Common Stock and Warrants with approval or veto rights with respect to certain Holdco actions.

The terms of the Warrants will be set forth in a Warrant Agreement (the “Warrant Agreement”). The Warrant Agreement will include the following terms, among others:

•	the Warrants will be exercisable at an exercise price of $6.78 per share of Common Stock, subject to certain adjustments to be made, if necessary, prior to consummation of the Exchange Offers;

•	the Warrants will be exercisable prior to the eighth anniversary of the consummation of the Exchange Offers (i) at any time for cash or (ii) automatically in the event of certain initial public offering or change of control transactions; and

•	the exercise price of the Warrants will be adjusted upon the occurrence of certain events, including, but not limited to, certain future issuances of Common Stock, dividends payable in cash or Common Stock, the acquisition by the Company of Common Stock for greater than fair market value, and subdivisions or splits of the Common Stock.

In the event that 100% of the Warrants are exercised, holders of the Holdco Notes would own 40.0% of the aggregate Common Stock issued and outstanding following such exercise, the Existing Equity Holders would own 47.5% of the aggregate Common Stock issued and outstanding following such exercise and the holders of the Opco Notes would own the remaining 12.5% of the aggregate Common Stock issued and outstanding following such exercise (all such percentages are based on the fully diluted equity ownership of Holdco as of the closing date of the Exchange Offers and 100% participation in the Exchange Offers).

The Exchange Offer Support Agreement provides that the Companies will enter into an employment agreement with Carl Grimstad as chief executive officer upon the consummation of the Exchange Offers. In addition, the Exchange Offer Support Agreement provides that any management incentive plan to be approved by Holdco’s board of directors will reserve for issuance up to 5% of Holdco’s Common Stock.

Additionally, the Exchange Offer Support Agreement provides that Holdco’s organizational documents will be amended to indemnify and exculpate members of the board of directors to the fullest extent permitted by law. Also, Holdco’s organizational documents will not be able to be amended in a manner that disproportionately adversely affects a holder of Common Stock or Warrants without such holder’s consent.

The above description of the Exchange Offer Support Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder. Commencement of the Exchange Offers is subject to the completion of definitive documentation reflecting the terms described above. The Companies can provide no assurance that the Exchange Offers will occur on the terms described in this report, or at all. Any information disclosed in this Current Report on Form 8-K shall not be construed as an admission that such information is material. This report does not constitute an offer to sell, or a solicitation of offers to buy, the securities described herein.

The Common Stock, the Warrants and the New Notes offered have not been, and except as described herein will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPAYMENT HOLDINGS, INC.

	By:	/s/ Mark C. Monaco
	Name:	Mark C. Monaco
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Director of iPayment Holdings, Inc.

Date: September 29, 2014

IPAYMENT, INC.

	By:	/s/ Mark C. Monaco
	Name:	Mark C. Monaco
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Director of iPayment, Inc.

Date: September 29, 2014